THIS  ANNOUNCEMENT  IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO
SELL SHARES (AS DEFINED  BELOW).  THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY
THE  OFFER TO  PURCHASE  DATED  DECEMBER  5,  2005  AND THE  RELATED  LETTER  OF
TRANSMITTAL  AND ANY AMENDMENTS OR SUPPLEMENTS  THERETO AND IS BEING MADE TO ALL
HOLDERS OF SHARES.  THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED
FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY  JURISDICTION IN WHICH THE MAKING
OF THE OFFER OR ACCEPTANCE  THEREOF WOULD NOT BE IN COMPLIANCE  WITH THE LAWS OF
SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE THE APPLICABLE LAWS REQUIRE THAT
THE OFFER BE MADE BY A LICENSED  BROKER OR DEALER,  THE OFFER SHALL BE DEEMED TO
BE MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED  BROKERS OR DEALERS
LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                            WHITEHALL JEWELLERS, INC.

                                       AT

                               $1.20 NET PER SHARE

                                       BY

                              JWL ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                            NEWCASTLE PARTNERS, L.P.

      JWL Acquisition  Corp.  (the  "Purchaser"),  a Delaware  corporation and a wholly owned subsidiary of Newcastle Partners, L.P., a Texas limited partnership
("Parent"),  is offering to purchase  all  outstanding  shares of common  stock,
$0.001 par value per share (the "Common Stock") of Whitehall Jewellers,  Inc., a
Delaware  corporation (the "Company"),  including the associated preferred stock purchase  rights (the  "Rights")  issued  pursuant  to the Amended and  Restated
Stockholders  Rights Plan,  dated as of April 28, 1999,  between the Company and
LaSalle  Bank  National  Association,  as Rights Agent (the Common Stock and the
Rights together are referred to herein as the "Shares"), at $1.20 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase  dated  December 5, 2005 (the "Offer to Purchase")  and in the related  Letter of  Transmittal  (which,  together  with any  amendments  or supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
WEDNESDAY, JANUARY 4, 2006, UNLESS THE OFFER IS EXTENDED.

      The purpose of the Offer is to acquire  control of, and the entire  equity
interest  in,  the  Company.   The  Purchaser  currently  intends,  as  soon  as
practicable after  consummation of the Offer, to seek maximum  representation on the Company's  Board of Directors  and to seek to have the Company  consummate a merger or other similar  business  combination with the Purchaser (or one of its subsidiaries).  Pursuant  to such merger or  business  combination,  outstanding
Shares not owned by Parent or its  subsidiaries  (including the Purchaser) would be converted  into the right to receive cash in an amount equal to the price per
Share provided pursuant to the Offer.

      The Offer is conditioned upon, among other things, (1) there being validly tendered  and not  withdrawn  before  the  expiration  of the  Offer a number of
Shares,   which,  together  with  the  Shares  then  owned  by  Parent  and  its subsidiaries  (including the  Purchaser),  represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (2) the termination of the Securities Purchase  Agreement,  dated as of October 3, 2005, between the
Company,  PWJ Funding LLC, PWJ Lending LLC and Holtzman  Opportunity  Fund, L.P.
pursuant to which the Company would sell up to $50 million in convertible notes,
(3)  stockholder  rejection of the conditions to consummation of such Securities
Purchase  Agreement,  including the issuance of shares for the conversion of the notes sold under the Securities  Purchase  Agreement,  the 1-for-2 reverse stock split,  and the election of the directors  nominated by the purchasers under the
Securities Purchase Agreement,  (4) a refinancing,  acceptable to Parent, of the
Company's  senior  credit  facility or a consent to the Offer and the  potential merger thereafter,  as described in the Offer to Purchase,  by the lenders under the Company's  senior  credit  facility,  (5) the  Company's  Board of Directors redeeming the Rights or the Purchaser  being satisfied that the Rights have been invalidated or are otherwise  inapplicable to the Offer and the potential merger thereafter, (6) the Company's Board of Directors approving replacement financing to be provided by Parent of the Company's  existing  bridge loan  financing with financial  terms no less  favorable to the Company than the existing  financing, but with no warrants, conversion rights, or other equity components, and (7) the
Purchaser being satisfied that Section 203 of the Delaware  General  Corporation
Law is inapplicable to the Offer and the potential merger thereafter.  The Offer is also subject to the other conditions  described in the Offer to Purchase.  If any such condition is not  satisfied,  the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders,  (ii) extend the Offer and,  subject to  withdrawal  rights as set forth below,  retain all such Shares until the expiration of the Offer as so extended, (iii) waive any condition and, subject to any  requirement  to extend the period of time during which the Offer is open,  purchase all Shares  validly  tendered  prior to the expiration of the
Offer and not  withdrawn,  (iv)  amend the Offer in any other  respect by giving oral or  written  notice  of  such  amendment  to the  Depositary  or (v)  delay acceptance for payment or payment for Shares,  subject to applicable  law, until satisfaction  or waiver of the  conditions to the Offer.  Any such  extension or amendment,  as discussed  above,  will be followed as promptly as practicable by public  announcement  thereof and, in the case of such extension,  no later than
9:00  a.m.,  New York City time on the next  business  day after the  previously scheduled  Expiration of the Offer.  The Offer is not conditioned upon Parent or the Purchaser obtaining financing, other than as provided above.

      After the  expiration of the Offer,  if all of the conditions to the Offer have been  satisfied or waived,  but not 100% of the Shares have been  tendered, the Purchaser may, subject to certain conditions,  include a subsequent offering period of between  three and 20 business  days to permit  additional  tenders of
Shares. No withdrawal  rights apply to Shares tendered in a subsequent  offering period, and no withdrawal rights apply during a subsequent  offering period with respect to Shares previously tendered in the Offer and accepted for payment. The
Purchaser  does not currently  intend to include a subsequent  offering  period, although the Purchaser reserves the right to do so.

      For purposes of the Offer,  the Purchaser shall be deemed to have accepted for payment  tendered Shares when, as and if the Purchaser gives oral or written notice to the  Depositary of its  acceptance  for payment of the tenders of such
Shares.  Payment for Shares  accepted for payment  pursuant to the Offer will be made only after timely  receipt by the Depositary of (i)  certificates  for such
Shares (or a  confirmation  of a  book-entry  transfer  of such  Shares into the
Depositary's  account at the  Book-Entry  Transfer  Facility  (as defined in the
Offer to Purchase))  and, if the  Distribution  Date (as defined in the Offer to
Purchase) occurs, certificates for (or a confirmation of book-entry transfer, if available,  of such  Shares  into the  Depositary's  account  at the  Book-Entry
Transfer Facility of) the associated Rights,  (ii) a properly completed and duly executed  Letter  of  Transmittal  (or  facsimile  thereof)  and (iii) any other required documents.

      Tenders of Shares made  pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter,  such tenders are irrevocable, except that they may be withdrawn after February 3, 2006 unless such Shares have been  accepted  for payment as provided  in the Offer to  Purchase.  To withdraw tendered Shares, a written, telegraphic,  telex or facsimile transmission notice of  withdrawal  with  respect  to such  Shares  must be timely  received  by the
Depositary  at one of its  addresses set forth on the back cover of the Offer to
Purchase,  and the notice of withdrawal  must specify the name of the person who tendered the Shares to be  withdrawn,  the number of Shares to be withdrawn  and the name of the  registered  holder of  Shares,  if  different  from that of the person  who  tendered  such  Shares.  If the  Shares to be  withdrawn  have been delivered to the  Depositary,  a signed notice of withdrawal with (except in the case of Shares  tendered by an Eligible  Institution (as defined in the Offer to

                                       2

Purchase))  signatures  guaranteed by an Eligible  Institution must be submitted prior to the release of such Shares. In addition,  such notice must specify,  in the  case of  Shares  tendered  by  delivery  of  certificates,  the name of the registered holder (if different from that of the tendering  stockholder) and the serial numbers shown on the particular  certificates evidencing the Shares to be withdrawn or, in the case of Shares  tendered by book-entry  transfer,  the name and number of the  account at the  Book-Entry  Transfer  Facility to be credited with the withdrawn Shares.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations  under the Securities  Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal  and is incorporated herein by reference.

      A request has been made to the Company for the use of its stockholder list and security  position  listings for the purpose of  disseminating  the Offer to holders of Shares.  The Offer to Purchase and the related  Letter of Transmittal will be mailed to record  holders of Shares and will be  furnished  to  brokers, banks and similar persons whose names, or the names of whose nominees, appear on the  stockholder  list or, if applicable,  who are listed as  participants  in a clearing  agency's  security  position  listing for  subsequent  transmittal  to beneficial owners of Shares.

      The  Offer to  Purchase  and the  related  Letter of  Transmittal  contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

      Any  questions  or  requests  for   assistance  may  be  directed  to  the
Information Agent at the telephone number and address set forth below.  Requests for copies of the Offer to Purchase and the related  Letter of  Transmittal  and other tender offer  materials  may be directed to the  Information  Agent as set forth below, and copies will be furnished  promptly at the Purchaser's  expense.
Stockholders  may also contact  their broker,  dealer,  commercial  bank,  trust company or nominee for assistance  concerning the Offer. To confirm  delivery of
Shares, stockholders are directed to contact the Depositary.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           proxy@mackenziepartners.com

                                       or

                          CALL TOLL FREE (800) 322-2885

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